Exhibit 2.27

Execution Version

CONTROL AGREEMENT
(Investment Property)

This CONTROL AGREEMENT (this “Agreement”) is entered into as of March 29, 2005, among WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for certain lenders (in such capacity, together with its successor and assigns, if any, in such capacity, the “Agent”), FLORIDA HOOTERS LLC, a Nevada limited liability company (“Florida Hooters”), EW COMMON LLC, a Nevada limited liability company (“EW Common”; Florida Hooters and EW Common collectively, jointly and severally, “Pledgors” and each individually, “Pledgor”), and 155 EAST TROPICANA, LLC, a Nevada limited liability company (“Issuer”).

RECITALS

A.                                   Pursuant to that certain Parent Pledge Agreement (the “Pledge Agreement”), dated as of March 29, 2005, among Pledgors and Agent, Pledgors granted to Agent, for the benefit of the Lender Group, a security interest in, among other things, each Pledgor’s right, title and interest in and to all of the Stock of Issuer, whether now or hereafter owned by such Pledgor and regardless of class or designation (the “Pledged Interests”).  All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Pledge Agreement.

B.                                     The parties are entering into this Agreement to give Agent control over the Pledged Interests and to specify certain rights and duties of the parties with respect to the Pledged Interests.

AGREEMENT

1.                                      The Pledged Interests

Issuer represents and warrants to Agent that:

(a)                                  The Pledgors are the registered owners of the Pledged Interests.  The Pledged Interests consist of “uncertificated securities” (as defined in Section 104.8102(a)(1)(r) of the Nevada Uniform Commercial Code (the “Code”; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s security interest in the Pledged Interests is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Nevada, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies).

(b)                                 Other than (i) the Trustee Liens, and (ii) the claims and interests of the parties referred to in this Agreement, Issuer does not know of any claim to or interest in the Pledged Interests.

2.                                      Control by Agent; Priority

(a)                                  Issuer unconditionally and irrevocably agrees that it will comply with instructions originated by Agent regarding the Pledged Interests without further consent by the Pledgors.  Issuer agrees that Agent shall at all times have “control” (as defined in Section 104.8106 of the Code) over the Pledged Interests.

(b)                                 Issuer will not agree with any third party that it will comply with instructions originated by such third party regarding the Pledged Interests.

(c)                                  By executing this Agreement, Issuer acknowledges Agent’s security interest in the Pledged Interests.

(d)                                 By executing this Agreement, each Pledgor consents to (i) Agent having “control” (as defined in Section 104.8106 of the Code) over the Pledged Interests, and (ii) Issuer’s execution and delivery of this Agreement.

3.                                      The Pledged Interests Shall Remain Uncertificated

Each Pledgor and Issuer agree to cause the Pledged Interests to at all times remain “uncertificated securities” (as defined in Section 104.8102(a)(1)(r) of the Code).

4.                                      Termination

(a)                                  Agent may terminate this Agreement by written notice to Pledgors and Issuer.  Pledgors and Issuer may not terminate this Agreement without the prior written consent of Agent.

(b)                                 If Agent notifies Issuer that Agent’s security interest in the Pledged Interests has terminated, this Agreement will immediately terminate.

(c)                                  Upon payment in full in cash of the Obligations in accordance with the provisions of the Credit Agreement, and the expiration or termination of the Commitments, this Agreement shall terminate, and all rights to the Pledged Interests shall revert to Pledgors or any other Person entitled thereto.

5.                                      Governing Law

This Agreement will be governed by the laws of the State of New York.

6.                                      Amendments

No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.

7.                                      Severability

To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted.

8.                                      Successors and Assigns

A successor to or assignee of Agent’s rights and obligations under the Loan Agreement will succeed to Agent’s rights and obligations under this Agreement.

9.                                      Miscellaneous

(a)                                  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(b)                                 Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(c)                                  Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

10.                               Notices

A notice or other communication to a party under this Agreement will be in writing, will be sent to the party’s address set forth on the signature pages hereto or to such other address as the party may notify the other parties and will be effective on receipt.

11.                               Gaming Laws; Restrictions in Pledge Agreement

Notwithstanding anything to the contrary contained herein, Agent expressly acknowledges and agrees that (a) the exercise of its rights and remedies hereunder is subject to the mandatory provisions of Gaming Laws, and (b) it is subject to any and all restrictions in the Pledge Agreement regarding the Pledged Interests.

[signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FLORIDA HOOTERS LLC, a Nevada limited liability company, as a Pledgor

By:	Hooters Gaming LLC
Its:	Member

	By:	HG Casino Management, Inc.
	Its:	Manager

By: /s/ Neil G. Kiefer
Name: Neil G. Kiefer
Its: President

By:	Lags Ventures, LLC
Its:	Member

By: /s/ David L. Lageschulte
Name: David L. Lageschulte
Its: Sole Member

Address for Notices:

115 East Tropicana Avenue
Las Vegas, Nevada 89109
Attention: Michael Hessling
Facsimile: (702) 739-7783

EW COMMON LLC, a Nevada limited liability company,
as a Pledgor

By:	/s/ Michael J. Hessling
Name: Michael J. Hessling
Title: Executive Vice President and Assistant Secretary

Address for Notices:

115 East Tropicana Avenue
Las Vegas, Nevada 89109
Attention: Michael Hessling
Facsimile: (702) 739-7783

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent

By:	/s/ Jim Farner
Name: Jim Farner
Title: Senior Vice President

Address for Notices:

2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attention: Specialty Finance Manager
Facsimile: 310-453-7442